Exhibit 99.2

1st Quarter 2006 Earnings Conference Call

Bob Chilton:

Thank you, operator.  With me today is Judi Irving, HemaCare’s President and Chief Executive Officer.  We would like to welcome you to HemaCare’s first quarter 2006 earnings conference call.

Before we begin our presentation, I would like to remind you that during this call there may be forward-looking statements on a number of topics that are based on the Company’s current expectations that are subject to various risks and uncertainties.  Actual results and outcomes could differ materially.  Our press releases and our first quarter 2006 quarterly report on Form 10-Q, as well as our other SEC filings, identify factors that could affect future results.  We encourage you to review these documents for additional information.

And now, I would like to introduce Judi Irving, who will begin with our opening remarks.

Judi Irving:

Thank you, Bob.

Welcome everyone.

Today we announced our results for the first quarter of 2006.  We are pleased to report our tenth consecutive profitable quarter and the highest first quarter revenue in the Company’s 28-year history.

Revenue growth was driven by our California blood product sales and strong results from increased blood services procedures in our major regional locations.  We also are making progress in growing our sales to research customers, which remains an important strategic initiative of the Company.

Our results this quarter reflect the first-time adoption of the Statement of Financial Account Standards No. 123R, which we will refer to as 123R on this call.  The bottom line impact of 123R is the recognition of non-cash share-based compensation expense for stock options of $309,000 in the first quarter.  Excluding this charge, our net income was $394,000, an increase of nearly 43% over the first quarter of 2005.  We anticipate that the charge in the first quarter of 2006 for non-cash share-based compensation expense will represent approximately 75% of the total option expense in 2006.  This first quarter weighting of stock option expense is due to the vesting of grants that historically has occurred in the first quarter.

As we have reported previously, we are investing the resources generated by our operations into various infrastructure projects.  We are close to completing the roll out of a document control system, and are beginning the implementation of our new accounting and financial reporting system in the second quarter.  We are also continuing our investments in new facilities and equipment to support the Company’s growth and commitment to quality.

I am proud of the Company’s progress and especially of our employees who have worked so hard for our success.

Bob Chilton will now review the operating results in greater detail.

Bob Chilton:

Thank you, Judi.

HemaCare’s first quarter results produced net income of $85,000, or $.01 basic and fully diluted earnings per share, compared with $276,000 for the same quarter of 2005, or $.03 basic and fully diluted earnings per share, representing a 69.2% decrease in earnings.  This drop in earnings was the result of the adoption of 123R in the first quarter of 2006.  Prior year earnings were not restated under 123R.  Because this non-cash share-based compensation is not deductible for taxes, proper accounting treatment requires the recognition of a deferred tax asset until optionees exercise their option rights and the Company is able to take the applicable tax deduction.   Since the Company continues to maintain a 100% valuation reserve on its deferred tax assets, none of the tax benefit associated with 123R is reflected in the income statement for the first quarter.  Eliminating the impact of the adoption of 123R from reported net income results in net income of $394,000 in the first quarter of 2006, compared with $276,000 for the same period of 2005, representing an improvement of 42.8%.

Revenue for the quarter increased 15%, to $8.2 million from $7.1 million in the first quarter of 2005.  The improvement in revenue was attributable to an increase in blood products revenue of 13% for the first quarter of 2006 to $6.4 million, and was primarily the result of higher sales volume in California.  In addition, blood services revenue rose 24% to $1.8 million to the highest level since the fourth quarter of 2004.  The increase was primarily attributable to an increase in procedure volumes.  Gross profit reported during the first quarter of 2006 improved 13% to $1.6 million, compared to the same quarter of 2005.  The improvement was attributable to a 75% increase in blood services gross profit compared to the same quarter of 2005, driven by increases in procedure volume.  Blood products gross profit was flat compared to the same quarter of 2005.  This was the result of reduced operational efficiency due to lower sales volumes in the Company’s Maine operations, increases in regulatory staffing expenses, and an increase in supply costs.

General and administrative expenses for the first quarter of 2006 increased 30%, to $1.5 million.  This was primarily the result of the Company’s adoption of 123R that I discussed earlier.  Of the total non-cash share-based compensation recognized by the Company, $300,000 was recorded to general and administrative expenses.  Excluding share-based compensation, general and administrative expenses increased $58,000, or

4.9%, compared to the first quarter of 2005.  This increase was due to higher non-share-based compensation, liability insurance and bad debt expense.  Excluding share-based compensation, general and administrative expenses represented 15.2% of revenue for the first quarter of 2006, compared to 16.8% of revenue for the first quarter of 2005.

The Company’s balance sheet shows cash and cash equivalents of $2.2 million as of March 31, 2006, compared to $2.6 million as of the end of 2005. Working capital increased approximately $200,000 in the first quarter to $4.4 million, from $4.2 million as of the end of 2005.  The Company reduced debt by $20,000 during the first quarter, with only $68,000 remaining as of March 31, 2006, and no long-term debt outstanding.  We did not utilize any portion of our $2 million available credit facility as of March 31, 2006.

This concludes our opening remarks.  We will now open the line for your questions.  Operator, would you please provide the callers with the necessary instructions.

Operator:	Thank you, sir.

At this time I would like to remind everyone if you would like to ask a question, press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster

Again to ask a question, press star-1

Your first question comes from the line of Richard Vance.

Richard Vance:	Hi, good quarter. I have a question. Why are you – doing this FSAS 123R? Can you explain that to us?

Robert Chilton:

Well, we’re required by accounting regulations. The implementation was required for all public companies that have a calendar year-end, which HemaCare does, as of the first quarter of 2006. So it is a regulatory requirement that we record this share-based compensation in this quarter.

Richard Vance:	And how is it going to affect you for the whole year? And then any following years?

Robert Chilton:

Well, we’ll be required to continue to report this kind of share-based compensation for future years. And we expect that the first quarter charge as we mentioned will represent approximately 75% of the total share-based compensation that we’re likely to record for all of 2006.

Richard Vance:	So in other words, that’s going to – you only have 25% of that figure for the rest of the year. Is that it?

Robert Chilton:	That’s our estimate, yes.

Richard Vance:	Okay.

A second question – you’ve got some leases back in Maine and New York that I saw in the 10-K. And I’m just wondering what kind of revenues do you get out of that area that justifies having those locations that far away from your home base? I mean, does it really make any sense to you? Or — and I see that some of the leases are actually expiring this year.

Judi Irving:

Yes, right. Yes, we keep a close eye on each one of our operating units. And our goal is to make sure that they’re all contributing to our bottom line. Those operations have done well. And we continue to focus on them and we do see that there is some growth opportunities in those areas.

There are some leases that are coming up. In fact, we’re looking at the New York lease right now. And, you know, so we’re renewing that actually at a rate that’s better than the rate that we have now.

Richard Vance:	And the profitability of these units that are back in Maine and New York, I mean, are they substantial to — enough to justify that those investments?

Judi Irving:	We believe that they are, yes.

Richard Vance:	Okay.

Maybe somebody else will ask some questions. I’ve got some other questions I’d like to ask later.

Judi Irving:	Okay, thank you.

Operator:	Your next question comes from the line of Terry Dooher.

Terry Dooher:	Yeah, I had a question on – in the news release, you mentioned customer interest in research products. Could you give a little more information or color as to what that is.

Judi Irving:	Yes. Thank you, Terry, for the question.

We don’t do research as an organization. However, we do supply either biological products to researchers or help them with services.

Again, these are services that we are currently offering and products that we currently offer.

But now instead of our usual base of hospital customers, we would be offering them to research-type customers. These could include educational institutions or pharmaceutical companies, biotech companies.

Terry Dooher:	Okay, thanks.

Operator:	Again if you would like to ask a question, press star-1

You have a question from Richard Vance.

Richard Vance:

Again, in the proxy statement where your principal shareholders and management, I see these guys, Carnegie and Praetorian and John Egan. Have you heard any more from them or what their intentions are? Are they just straight investors? I’m just wondering what kind of contact you’ve had with them.

Robert Chilton:

We’ve had no recent contacts with them. They have not specifically shared with us what their long-term investment strategies are, but we certainly welcome them as investors to HemaCare and look forward to continuing a long-term relationship with them. But that’s about all I know at this point.

Richard Vance:	Now have there been any other inquiries from any brokerage firms or any other companies with regard to what you’re up to?

Judi Irving:	We get a number of calls, especially lately because of the movement that we’ve seen in the value of our stock. So we are probably getting more calls I’d say these days than we have in the past.

Richard Vance:	Okay. That’s a very nice way of hedging that, Judi.

Okay, well that’s about all I have. I think you guys had a good quarter, and can you tell the prospects for the rest of the year? I mean, and I know you don’t project ahead, but with the new facilities that — when are you moving into them? And what’s the outlook?

Judi Irving:	Our new facility should be ready for us to move into towards the end of the year, and think November/December time period.

And, you know, in terms of projections, you know we don’t do that. But, you know, we keep our eye on the ball and we want to continue to grow the company and focus on improving our profitability.

Richard Vance:	Keep it up. You’re doing a good job. Thank you very much.

Judi Irving:	Thanks Richard.

Robert Chilton:	Thank you.

Operator:	Your next question comes from Al Cooperstone.

Al Cooperstone:	Good afternoon, good quarter.

What caused the decrease in net income this quarter over the previous quarter?

Judi Irving:

As we explained, it’s the adoption of this 123R, which is the non-cash compensation expense related to stock options. And as we described, it is weighted to the first quarter where we anticipate that 75% of the expense that we see from that is occurring in the first quarter. And that amount is $309,000 for this quarter.

Al Cooperstone:	Yeah, but last quarter you earned $645,000.

Judi Irving:	Right.

If you look at our historical trends in terms of quarters, the first quarter is not typically our strongest quarter.

Al Cooperstone:	I see.

Judi Irving:	And you can look at ‘04 and ‘05.

Al Cooperstone:	Okay. Thank you.

Judi Irving:	Thanks.

Robert Chilton:	Thank you.

Operator:	At this time there are no further questions.

Judi Irving:	All right.

Well, we thank everyone for participating in the call today. Thank you.

Operator:	This concludes today’s HemaCare Corporation conference call. You may now disconnect.